EXHIBIT 10.1
DIRECTOR’S AGREEMENT

This Agreement, dated as of             , 2002, is between AMERICANWEST BANCORPORATION, a Washington corporation (“AWBC”) and «FirstName» «LastName» (“Director”), a director and officer of Latah Bancorporation, Inc. and the Bank of Latah (hereinafter referred to jointly as “Latah”).

Recitals

1.    Pursuant to the terms of the Plan and Agreement of Mergers, dated as of ____________, 2002 (the “Plan”), between AWBC and Latah, Latah will become merged with AWBC, with AWBC as the surviving corporation.

2.    AWBC’s obligation to consummate the transactions contemplated by the Plan is conditioned upon their receipt of non-competition agreements from all directors of Latah.

3.    Director is a director, an officer and a shareholder of Latah.

Agreement

In consideration of AWBC’s performance under the Plan, Director agrees that for a period of two years after the Effective Date, as defined in the Plan, he or she will not, directly or indirectly, become involved in, as a principal shareholder, director or officer, “founder,” employee, or other agent of, any financial institution or trust company that competes or will compete with Latah, AWBC, or any of their subsidiaries or affiliates, within a thirty-mile radius of any office of Latah; however, that the foregoing non-competition agreement shall not apply following the termination of Director’s employment by AWBC or Latah without cause or Director’s termination of his/her employment with AWBC and Latah for good reason.

Director also agrees that during this two-year period, Director will not directly or indirectly solicit or attempt to solicit (1) any employees of Latah, AWBC, or any of their subsidiaries or affiliates, to leave their employment or (2) any customers of Latah, AWBC, or any of their subsidiaries or affiliates to remove their business from Latah, AWBC, or any of their subsidiaries or affiliates, or to participate in any manner in any financial institution or trust company that competes or will compete with Latah, AWBC, or any of their subsidiaries or affiliates. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, telephone calls, letters or other mailings, electronic communication of any kind, and internet communications. The foregoing nonsoliciation agreement shall apply whether or not Director’s employment is terminated for any reason.

For purposes of this Agreement, (a) the term “cost” means willful misfeasance or gross negligence in the performance of his duties as an employee, conduct demonstrably insignificantly harmful to employer, or conviction of a felony; (b) the term “good reason” means termination by Director of his employment as a result of any significant diminution of his/or her duties by the Board of either AWBC or Latah; (c) the term “principal shareholder” means any person who owns, directly or indirectly, two percent (2%) or more of the outstanding shares of any class of equity security of a company.

Director recognizes and agrees that any breach of this Agreement by Director will entitle AWBC and any of its successors or assigns to injunctive relief and/or specific performance, as well as any other legal or equitable remedies to which such entities may otherwise be entitled.

AMERICANWEST BANCORPORATION	DIRECTOR
By: ________________________________
Its: ________________________________	«FirstName» «LastName»